Exhibit 3.0
TAT — APPROVED OFFER DOCUMENT
Published: 08:25, 15.feb.2007
Oslo Børs has approved the following offer document:
Voluntary Offer Document and Information Memorandum
Voluntary Offer for all issued and outstanding shares in
TANDBERG Television ASA
Submitted by ARRIS Norway AS a wholly owned subsidiary of ARRIS Group, Inc. Voluntary Offer:
1 share in TANDBERG Television ASA to be exchanged into Share(s) in ARRIS Group, Inc. with a value of up to NOK 16.00, plus at least NOK 80.00 in cash
Shareholders holding up to and including 700 shares in TANDBERG Television ASA will receive the full consideration of NOK 96.00 in cash
Offer Period for Voluntary Offer: From and including 15 February 2007 to and including 15 March 2007 at 16:30 CET
INFORMATION MEMORANDUM For shares in ARRIS Group, Inc. offered under Voluntary Offer
Financial advisors:
Lead Financial Advisor: UBS Investment Bank Joint Financial Advisor and Manager: Carnegie ASA
The offer document is available to the public at:
Issuer/Offeror: www.arrisi.com
Financial Advisor and Manager: www.carnegie.no